Exhibit 10.2

St Baker Energy Holdings Pty Ltd as trustee for

the St Baker Energy Innovation Trust

Ilwella Pty Ltd

Varley Holdings Pty. Limited

Finnmax Pty Ltd as trustee for The Finn Family Trust

Tritium DCFC Limited

Decarbonization Plus Acquisition Corporation II

Commitment Agreement

Corrs Chambers Westgarth

Contents

1	Definitions	2

2	Share Transfer Agreement; Cooperation	5
	2.1 Share Transfer Agreement	5
	2.2 Cooperation	5

3	Voting	5

4	Transfers	6

5	Exclusivity	7

6	Confidentiality	7

7	Representations and warranties	9

8	Termination	10

9	Notices	10
	9.1 General	10
	9.2 Particulars for delivery of notices	10
	9.3 Communication by post	11
	9.4 Communication by email	11
	9.5 After hours communication	11

10	General	12
	10.1 Variation	12
	10.2 No assignment	12
	10.3 Damages inadequate	12
	10.4 Costs	12
	10.5 Counterparts	12
	10.6 Construction	12
	10.7 Governing law and jurisdiction	12

Schedule 1 – Consortium Shareholders		13

Schedule 2 – Share Transfer Agreement		14

Execution		15

Corrs Chambers Westgarth

25 May 2021

Parties

St Baker Energy Holdings Pty Ltd (ACN 010 165 554) as trustee for the St Baker Energy Innovation Trust (ABN 60 715 308 891) (St Baker)

Ilwella Pty Ltd (ACN 003 220 371) (Ilwella)

Varley Holdings Pty. Limited (ACN 008 464 935) (Varley)

Finnmax Pty Ltd (ACN 625 001 863) as trustee for The Finn Family Trust (ABN 14 920 868 541) (Finnmax)

Tritium DCFC Limited (ACN 650 026 314) (NewCo)

Decarbonization Plus Acquisition Corporation II, a Delaware corporation (SPAC)

Background

A

Concurrently with the execution of this Agreement, NewCo, SPAC, Tritium and Merger Sub are entering into a Business Combination Agreement, dated the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the Business Combination Agreement), pursuant to which, among other things, Merger Sub will merge with and into DCRN (the Merger) with DCRN surviving the Merger as a wholly owned subsidiary of NewCo.

B

As at the date hereof, each Consortium Shareholder is the legal and beneficial owner of such number of Shares as are set forth opposite its name in Schedule 1 (the Existing Shares) and, collectively, with any Shares subsequently acquired, whether pursuant to purchase or otherwise and including any Shares that any of the Consortium Shareholders have the right to vote or share in the voting of (the Covered Shares).

C

As a condition and inducement to SPAC entering into the Business Combination Agreement, SPAC has required that each Consortium Shareholder agree, and each Consortium Shareholder has agreed, to enter into this Agreement.

Corrs Chambers Westgarth

Agreed terms

1	Definitions

In this document these terms have the following meanings:

Affiliate	in relation to a person, means: (a) a shareholder of the person; (b) a director, secretary or officer of the person; or a Related Body Corporate or a Related Entity of the person.

Agreement	This Commitment Agreement.

Alternative Transaction

with respect to Tritium:

(a)   the issuance, sale or transfer to or investment by any person in any newly issued or currently outstanding equity interest in Tritium;

(b)   the sale or transfer of the assets of Tritium and its subsidiaries to any person; and

(c)   any merger or business combination between Tritium or any of its subsidiaries, on the one hand, and any other person, on the other hand, other than:

(d)   in the cases of clauses (a) and (b), with respect to any de minimis transfers of equity interests or assets or any issuance, sale, transfer, investment of equity interests or assets permitted by the terms of this agreement;

(e)   in the case of clause (a), the issuance of any newly issued equity interest in the Company as part of a capital raising of up to approximately $35 million in or around June 2021;

(f)   in the case of clause (a), the issuance of any newly issued equity interest in the Company as part of a capital raising of up to approximately $20 million in or around December 2021;

(g)   in the case of clause (a), the issuance of any newly issued equity interest in the Company where the directors of the Company determine that an injection of funds is reasonably necessary to ensure that the Company is able to pay its debts (and the debts of its subsidiaries) as and when they fall due;

(h)   in the case of clause (a), the issuance of any newly issued convertible notes which will convert into ordinary shares in the Company as part of a capital raising of up to approximately $75 million;

(i) any such sale or transfer made in accordance with clause 19 of the Shareholders’ Deed;

Corrs Chambers Westgarth

(j) as approved by SPAC in writing,

provided that, any such issuance pursuant to the foregoing clauses (d) to (h) must be conditional on (i) any persons receiving equity interests in the Company acceding to the Shareholders’ Deed (if such person is not an existing shareholder of the Company and already a party to the Shareholders’ Deed), (ii) copies of all transaction documents of such issuance are promptly provided to SPAC, and (iii) the Company having otherwise complied with the requirements under clause 2.4 of the Share Transfer Agreement (if such person is not an existing shareholder of the Company and already a party to the Share Transfer Agreement) and that after such issuance:

(k)   the Consortium Shareholders shall continue to hold at least 50% of the C/Ord Shares (as defined in the Shareholders’ Deed) such that the Consortium Shareholders can issue and maintain the Exit Notice pursuant to clause 13 of the Shareholders’ Deed in connection with the transactions contemplated under the Business Combination Agreement; or

(l) a requisite number of C/Ord Shareholders accede to this Agreement to become a “Consortium Shareholder” such that (i) the Consortium Shareholders shall continue to hold at least 50% of the C/Ord Shares (as defined in the Shareholders’ Deed) and (ii) can issue and maintain the Exit Notice pursuant to clause 13 of the Shareholders’ Deed in connection with the transactions contemplated under the Business Combination Agreement.

Business Combination Agreement	Has the meaning given in Recital A.

Business Days	A day which is not a Saturday, Sunday or bank or public holiday in Queensland, Australia.

C/Ord Shareholders	Holders of C class shares and ordinary shares in the capital of Tritium.

Consortium Shareholders	St Baker, Ilwella, Varley and Finnmax and each a Consortium Shareholder.

Covered Shares	Has the meaning given in Recital A.

Effective Date	The date upon which the Registration Statement / Proxy Statement becomes effective.

Corrs Chambers Westgarth

Encumbrance	Any mortgage, pledge, lien, charge, assignment, security interest, title retention, preferential right or trust arrangement and any other security agreement or arrangement securing obligations or liabilities, whether absolute or contingent and includes a security interest under the PPSA.

Existing Shares	Has the meaning given in Recital A.

Exit Notice	Has the meaning given in the Shareholders’ Deed.

Merger	Has the meaning given in Recital A.

Merger Sub	Hulk Merger Sub, Inc., a Delaware corporation

Permitted Transfer	A transfer of Covered Shares by a Consortium Shareholder to any Affiliate of a Consortium Shareholder if the transferee of such Covered Shares evidences in writing reasonably satisfactory to SPAC such transferee’s agreement to be bound by and subject to the terms of this Agreement to the same effect as such transferring Consortium Shareholder.

PPSA	Personal Property Securities Act 2009 (Cth)

Registration Statement / Proxy Statement	The registration statement on Form F-4 relating to the transactions contemplated in the Business Combination Agreement filed by NewCo with the Securities and Exchange Commission.

Representative	A person’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives.

Related Bodies Corporate	Has the meaning given in the Corporations Act.

Related Entity	has the meaning given in the Corporations Act.

Security Interest	Has the meaning given in the PPSA.

Share Transfer Agreement	The Share Transfer Agreement substantially in the form set out in Schedule 2 of this Agreement.

Shareholders’ Deed	The amended and restated shareholders’ deed of the Company dated 30 August 2019.

Shares	Shares in the capital of Tritium.

SPAC Opportunity	An opportunity comprising the potential acquisition of Tritium by NewCo on the terms set out in the Business Combination Agreement.

Tritium or Company	Tritium Holdings Pty Ltd ACN 145 324 910.

Corrs Chambers Westgarth

2	Share Transfer Agreement; Cooperation

2.1	Share Transfer Agreement

Within two Business Days after the Effective Date:

(a)	each Consortium Shareholder must duly execute and deliver the Share Transfer Agreement to the SPAC; and

(b)

the Consortium Shareholders must cause any two directors of Tritium to, pursuant to the power of attorney granted under clause 8.5 of the Shareholders’ Deed, duly execute, on behalf of each Shareholder (as defined under the Shareholders’ Deed) and Employee Party (as defined under the Shareholders’ Deed) who has not executed on their own behalf, and deliver the Share Transfer Agreement to the SPAC.

2.2	Cooperation

During the term of this Agreement, each Consortium Shareholder irrevocably and unconditionally agrees to:

(a)	maintain the Exit Notice issued by the Consortium Shareholders on or around 17 May 2021 in connection with the transactions contemplated under the Business Combination Agreement;

(b)	use reasonable endeavours to cooperate with NewCo and SPAC to consummate the transactions contemplated under the Business Combination Agreement and the Share Transfer Agreement; and

(c)

refrain from taking any action that would cause Tritium to be in breach of, the Business Combination Agreement or the Share Transfer Agreement including, without limitation, any actions that would cause any of the conditions precedent under each of those agreements to not be satisfied by the Outside Date (as defined in the Business Combination Agreement).

3	Voting

(a)	Each Consortium Shareholder irrevocably and unconditionally undertakes to exercise all voting rights attaching to the Covered Shares to vote in favour of:

(i)	any resolution approving the SPAC Opportunity;

(ii)	any resolution submitted to the Tritium shareholders pursuant to the Business Combination Agreement; and

(iii)	any resolution otherwise necessary for the consummation of the transactions contemplated by the Business Combination Agreement,

during the term of this Agreement.

Corrs Chambers Westgarth

(b)	Each Consortium Shareholder irrevocably and unconditionally undertakes to exercise all voting rights attaching to the Covered Shares to vote against or withhold consent to:

(i)	any resolution approving any Alternative Transaction; and

(ii)

any resolution submitted to the Tritium shareholders to take any action that would be reasonably likely to conflict, prohibit or delay the consummation of the transactions contemplated by the Business Combination Agreement, including any action or agreement that would be reasonably likely to result in any conditions under Article IX of the Business Combination Agreement not being fulfilled.

(c)	Each Consortium Shareholder represents and warrants that, except for this Agreement and the Shareholders’ Deed, the Consortium Shareholder has not:

(i)

entered into, and shall not enter into at any time during the term of this Agreement remains in effect, any voting agreement, voting trust or similar arrangement with respect to any Covered Shares; and

(ii)

granted, and shall not grant at any time during the term of this Agreement a proxy, consent of power of attorney with respect to any Covered Shares other than to the extent already granted under the Shareholders’ Deed.

4	Transfers

During the term of this Agreement, each Consortium Shareholder agrees not to:

(a)	offer to transfer, transfer or consent to transfer any of the Covered Shares or any voting interest therein, unless such transfer is a Permitted Transfer;

(b)

enter into any agreement, arrangement or understanding with any person, or take any action, that violates or conflicts with such Consortium Shareholder’s obligations under this Agreement or the Share Transfer Agreement; or

(c)	take any action that would restrict such Consortium Shareholder’s legal power, authority and right to comply with and perform its obligations under this Agreement or the Share Transfer Agreement.

Corrs Chambers Westgarth

5	Exclusivity

(a)	The Consortium Shareholders shall not, and shall cause their respective Affiliates and its and their respective Representatives not to, directly or indirectly:

(i)

enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the United States Securities Exchange Act of 1934, as amended, concerning an Alternative Transaction;

(ii)

enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction; or

(iii)	commence, continue or renew any due diligence investigation regarding any Alternative Transaction,

provided that the execution, delivery and performance of this agreement and the Business Combination Agreement and the consummation of the transactions contemplated hereby and thereby shall not be deemed a violation of this clause.

(b)

Each Consortium Shareholder shall, and shall cause its Affiliates and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to entering into this agreement with respect to any Alternative Transaction.

(c)

If a Consortium Shareholder or its Representative receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the completion of the transactions contemplated under the Business Combination Agreement, then such Consortium Shareholder shall promptly (and in no event later than twenty-four (24) hours after such Consortium Shareholder becomes aware of such inquiry or proposal) notify such person in writing that such Consortium Shareholder is subject to an exclusivity agreement with respect to the transactions contemplated under this agreement that prohibits such Consortium Shareholder from considering such inquiry or proposal. Without limiting the foregoing, the Consortium Shareholders agree that any violation of the restrictions set forth in this clause by a Consortium Shareholder or any of its Affiliates or their respective Representatives shall be deemed to be a breach of this clause by such Consortium Shareholder.

6	Confidentiality

(a)

Each Consortium Shareholder (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (which is disclosed to the recipient by the other party, its representatives or advisers), this agreement or the terms of the transactions contemplated under the Business Combination Agreement other than to the extent that:

(i)

the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

Corrs Chambers Westgarth

(ii)

the recipient is required to disclose the information by applicable law (other than under section 275 of the PPSA to the extent that disclosure is not required under that section if it would breach a duty of confidence) or the rules of any recognised stock exchange on which its shares or securities or the shares or securities of any of its Related Bodies Corporate are listed or proposed to be listed, provided that the recipient has to the extent possible having regard to the required timing of the disclosure consulted with the provider of the information as to the form and content of the disclosure and must disclose only the minimum information required to comply with the applicable law or rule;

(iii)

the disclosure is made by the recipient to its financiers or lawyers, accountants, investment bankers, consultants or other professional advisers to the extent necessary to enable the recipient to properly perform its obligations under this agreement or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(iv)	the disclosure is required for use in legal proceedings regarding this agreement or the transactions contemplated under this agreement;

(v)	the party to whom the information relates has consented in writing before the disclosure; or

(vi)

the disclosure is otherwise permitted by this agreement or is necessary to enable recipient to give effect to, or exercise any rights or powers it has under or in connection with the transactions contemplated under this agreement.

(b)

Each recipient must ensure that its directors, officers, employees, agents, representatives, advisers and Related Bodies Corporate comply in all respects with the recipient’s obligations under this clause 7.

(c)

Nothing in this agreement is to be construed as constituting the consent of a party, with respect to a Security Interest created by this agreement, to the disclosure of the terms of this agreement for the purpose of section 275(7) of the PPSA. No party who is the grantor of a Security Interest under this agreement will, after the date of this agreement, consent to the disclosure of the terms of this agreement to an interested person for the purpose of section 275 of the PPSA.

Corrs Chambers Westgarth

(d)

To the extent not prohibited by the PPSA, each party that is the grantor of a Security Interest under this agreement waives its right to receive any notice otherwise required to be given by a secured party under section 157 (verification statements) or any other provision of the PPSA.

7	Representations and warranties

Each Consortium Shareholder represents and warrants to the SPAC and NewCo as follows:

(a)	it has the legal right and full corporate power and capacity to:

(i)	execute and deliver this Agreement; and

(ii)	perform its obligations under this Agreement and the transactions effected by or made under this Agreement,

and has obtained all necessary authorisations and consents and taken all other actions necessary to enable it do so;

(b)	this Agreement constitutes its valid and legally binding obligations and is enforceable against it by any other party in accordance with its terms;

(c)	its execution and delivery of, and compliance with its obligations under, this Agreement does not contravene:

(i)	any law to which it or any of its property is subject or any order or directive from a government body binding on it or any of its property; or

(ii)	its constituent documents, any agreement or instrument to which it is a party or any obligation to any other person;

(d)

each Consortium Shareholder is the legal and beneficial owner of the Existing Shares specified opposite the name of that Consortium Shareholder in Schedule 1 and there is no Encumbrance or other third party right over any of the Existing Shares (other than as created by this Agreement);

(e)	the Consortium Shareholders together own at least 50% of the C/Ord Shares (as defined under the Shareholders’ Deed);

(f)	as at the date of this Agreement, the Existing Shares constitute all of the Shares legally or beneficially owned by the Consortium Shareholders; and

(g)	each Consortium Shareholder has the sole right and authority to vote and dispose (subject to the Shareholders’ Deed) of the Covered Shares.

Corrs Chambers Westgarth

8	Termination

This Agreement shall terminate on the earlier of:

(a)	the date on which closing occurs under the Business Combination Agreement;

(b)	the date on which the Business Combination Agreement is terminated in accordance with its terms; and

(c)

the date on which any amendment of, modification to, or waiver under the Business Combination Agreement is entered into or given that is adverse in any material respect to a Consortium Shareholder, without such Consortium Shareholder’s prior written consent.

9	Notices

9.1	General

Any communication relating to this document must be in writing in English.

9.2	Particulars for delivery of notices

Each communication (including each notice, consent, approval, request and demand) under or in connection with this Agreement must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

if to SPAC:

Decarbonization Plus Acquisition Corporation II

2744 Sand Hill Road

Menlo Park, CA

(212) 993-0076

Attention: Erik Anderson, Peter Haskopoulos and Robert Tichio

Email: erik@wrg.vc, phaskopoulos@riverstonellc.com,

rtichio@riverstonellc.com

if to NewCo:

Tritium DCFC Limited

48 Miller Street

Murarrie QLD 4172

Attention: Mark Anning

Email: manning@tritium.com.au

if to St Baker:

St Baker Energy Holdings Pty Ltd

c/-EWM Group Pty Ltd

Level 11, 344 Queen Street

Brisbane QLD 4000

Attention: Trevor St Baker

Email: tstbaker@stbenergy.com.au

Corrs Chambers Westgarth

if to Ilwella:

Ilwella Pty Ltd

Unit 980, 1 Newstead Terrace

Newstead QLD 4006

Attention: Brian Flannery

Email: bflannery@whiteenergyco.com

if to Varley:

Varley Holdings Pty. Limited

21 School Drive

Tomago NSW 2322

Attention: Jeffrey Phillips

Email: jeff.phillips@varleygroup.com

if to Finnmax:

Finnmax Pty Ltd

84 Harold Street

Holland Park QLD 4121

Attention: David Finn

Email: dfinn@tritium.com.au

9.3	Communication by post

Subject to clause 9.5, a communication is given if posted:

(a)	within Australia to an Australian postal address, three Business Days after posting; or

(b)	outside of Australia to an Australian postal address or within Australia to an address outside of Australia, ten Business Days after posting.

9.4	Communication by email

Subject to clause 9.5, a communication is given if sent by email, when a delivery confirmation report is received by the sender, unless subsequently the sender receives a delivery failure notification, indicating that the electronic mail has not been delivered.

9.5	After hours communication

If a communication is given:

(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

Corrs Chambers Westgarth

10	General

10.1	Variation

No provision of this document may be varied other than in writing executed by the parties to this document.

10.2	No assignment

No party may assign, transfer, charge or deal in any other way with the benefit of any right (or agree to do so), or create or declare (or agree to do so), or allow to arise, any trust in respect of the benefit of any right conferred by or arising under this document without the prior consent in writing of the other party.

10.3	Damages inadequate

The Consortium Shareholders acknowledge that damages will be inadequate compensation for a breach of this Agreement and, subject to the court’s discretion, SPAC or any Related Bodies Corporate of SPAC may seek specific performance, injunctive relief or similar remedy as a remedy for any conduct or threatened conduct that is or would be a breach of this Agreement in addition to any other remedies available at law or in equity under or independently of this Agreement.

10.4	Costs

The parties agree to pay their own legal and other costs and expenses in connection with the preparation, execution and completion of this document.

10.5	Counterparts

This document may be executed in any number of counterparts. All counterparts together will be taken to constitute one document.

10.6	Construction

In this document:

(a)	any schedule to it is an integral part of it and any reference to this document includes a reference to that schedule;

(b)	the headings in it are used for ease of reference only and are not to be taken into account for the purposes of construing it;

(c)	any reference to it or any other agreement, contract, document or instrument includes any variation or replacement of any of them;

(d)	any references to any clause, schedule and provision are references to that clause, schedule and provision contained in it; and

(e)	the words ‘including’, ‘include’ and ‘includes’ are to be construed without limitation.

10.7	Governing law and jurisdiction

This document is governed by the laws applicable in Queensland, Australia and each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Queensland, Australia and any court competent to hear appeals from any of those courts.

Corrs Chambers Westgarth

Schedule 1

Consortium Shareholders

Shareholder	Existing Shares
St Baker	19,088,667 ordinary shares 1,360,497 C class shares

Varley	13,370,770 ordinary shares 1,080,504 C class shares

Ilwella	7,292,504 ordinary shares 605,606 C class shares

Finnmax	3,740,000 ordinary shares 381,709 N class shares

Corrs Chambers Westgarth

Schedule 2

Share Transfer Agreement

Corrs Chambers Westgarth

Execution

Executed as an agreement.

Executed by Decarbonization Plus Acquisition Corporation II:

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

Corrs Chambers Westgarth

Executed in accordance with section 127 of the Corporations Act 2001 (Cth) by Tritium DCFC Limited:

/s/ Trevor St Baker	/s/ Mark Anning
Director Signature	Secretary Signature

Trevor St Baker	Mark Anning
Print Name	Print Name

Corrs Chambers Westgarth

Executed in accordance with section 127 of the Corporations Act 2001 (Cth) by St Baker Energy Holdings Pty Ltd as trustee for the St Baker Energy Innovation Trust:

/s/ Trevor St Baker	/s/ Stephen St Baker
Director Signature	Director/Secretary Signature

Trevor St Baker	Stephen St Baker
Print Name	Print Name

Corrs Chambers Westgarth

Executed in accordance with section 127 of the Corporations Act 2001 (Cth) by Ilwella Pty Ltd:

/s/ Brian Flannery	/s/ Peggy Flannery
Director Signature	Director Signature

Brian Flannery	Peggy Flannery
Print Name	Print Name

Corrs Chambers Westgarth

Executed in accordance with section 127 of the Corporations Act 2001 (Cth) by Varley Holdings Pty. Limited:

/s/ Jeff Phillips	/s/ Justin Anthony England
Director Signature	Secretary Signature

Jeff Phillips	Justin Anthony England
Print Name	Print Name

Corrs Chambers Westgarth

Executed by Finnmax Pty Ltd as trustee for The Finn Family Trust:

/s/ Zoe Finn
Sole Director Signature

Zoe Finn
Print Name